Exhibit 10.2

LAYNE CHRISTENSEN COMPANY

2006 EQUITY  INCENTIVE PLAN

Restricted Stock Unit Agreement

Date of Grant:	________________

Number of Restricted Stock Units Granted:	________________

This Award Agreement dated _____________________, is made by and between Layne Christensen Company, a Delaware corporation (the “Company”), and ____________________ ("Participant").

RECITALS:

A.           Effective June 8, 2006, the Company's stockholders initially approved the Layne Christensen Company 2006 Equity Incentive Plan (the "Plan") pursuant to which the Company may, from time to time, grant Restricted Stock Units to eligible Service Providers of the Company.

B.           The Plan has been amended and restated several times and was most recently restated effective June 7, 2012.

 C.           Participant is a Service Provider of the Company or one of its Affiliates and the Company desires to encourage him/her to own Shares and to give him/her added incentive to advance the interests of the Company, and desires to grant Participant Restricted Stock Units under the terms and conditions established by the Committee.

AGREEMENT:

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1.           Incorporation of Plan.  All provisions of this Award Agreement and the rights of Participant hereunder are subject in all respects to the provisions of the Plan and the powers of the Committee therein provided.  Capitalized terms used in this Award Agreement but not defined shall have the meaning set forth in the Plan.

 2.           Grant of Restricted Stock Units.  Subject to the conditions and restrictions set forth in this Award Agreement and in the Plan, the Company hereby grants to Participant and credits to a separate account maintained on the books of the Company ("Account") that number of Restricted Stock Units identified above opposite the heading "Number of Restricted Stock Units Granted" (the "RSUs").  Each RSU shall represent Participant's conditional right to receive one Share on the RSU's "Settlement Date" if the applicable time-vesting requirements set forth in this Award Agreement are satisfied.  Participant's interest in the Account shall make him or her only a general, unsecured creditor of the Company.  Neither the RSUs nor Participant's rights thereto may be sold, transferred, gifted, bequeathed, pledged, assigned, or otherwise alienated or hypothecated, voluntarily or involuntarily.  Except as otherwise provided herein, the rights of Participant with respect to each RSU shall remain forfeitable at all times prior to the Settlement Date of such RSU.

 3.           Settlement of RSUs.  The RSUs shall be settled by delivering to Participant or his or her beneficiary, as applicable, a number of Shares equal to the RSUs then held by Participant which are vested in accordance with this Section 3.  Except as specifically provided elsewhere under the Plan, the restrictions on RSUs subject to this Award Agreement will lapse and the RSUs will be settled on the earlier of (i) the Participant's "Retirement" (as defined below), or (ii) the Fifth (5th) Anniversary of the Date of Grant (the "Settlement Date"), but only if Participant has, at all times from the Date of Grant, been a Service Provider to the Company, or one of its Affiliates, and the RSUs have not otherwise been cancelled.  All RSUs are subject to cliff-vesting until such Settlement Date.  "Retirement" for purposes of this Section 3 shall mean the Participant's date of his or her separation from service after Participant attains the age of 60 and after having been employed by the Company or one of its affiliates for five years or more.

 The Committee may, in its sole discretion, accelerate the date on which RSUs are no longer subject to a risk of forfeiture if in its judgment the performance of Participant has warranted such acceleration and/or such acceleration is in the best interests of the Company; provided, however, the payment of Shares attributable to the settlement of any RSUs which constitute "deferred compensation" subject to Internal Revenue Code Section 409A ("Section 409A"), must only be made upon the Settlement Date.

 Delivery of Shares following the Settlement Date shall be made by the Company to Participant no later than the earlier of the end of the calendar year in which the Settlement Date occurs or the 30th day after the Settlement Date; provided, however, to the extent that the RSUs constitute "deferred compensation" subject Section 409A and Participant is a "specified employee" under Section 409A (including any Company specified employee identification procedures), then, notwithstanding any other provisions of this Award Agreement and for the avoidance of negative tax consequences to Participant, any issuances of Shares pursuant to this Award Agreement on account of Participant's Retirement shall be delayed until the first day after six months following such Retirement, as required for the avoidance of penalties and/or exercise taxes under Section 409A.

 4.           Cancellation of RSUs.  Unless otherwise provided in Section 3, or as otherwise provided in the Plan, if, before the Settlement Date, Participant's position as a Service Provider to the Company or any of its Affiliates is terminated, Participant shall thereupon immediately forfeit all unsettled RSUs, all such unsettled RSUs shall be cancelled and Participant shall have no further rights under this Award Agreement.  For purposes of this Award Agreement, the transfer of employment between the Company and any of its Affiliates (or between Affiliates) shall not constitute a termination of Participant's position as a Service Provider.

 5.           Dividends and Voting.  Before an RSU's Settlement Date, Participant shall be entitled to receive dividend equivalent payments for any dividends paid by the Company on Shares, whether payable in stock, in cash or in kind, or other distributions, declared as of a record date that occurs on or after the Date of Grant hereunder and prior to any cancellation of such RSUs, provided, however, that any such dividend equivalent payments shall be held in escrow by the Company and, be subject to the same rights, restrictions on transfer and conditions applicable to the underlying RSUs.  In the event of cancellation of any or all of the RSUs, Participant will forfeit all dividend equivalent payments held in escrow and relating to the underlying cancelled RSUs.  Participant will have no voting rights with respect to any of the RSUs.

 6.           Withholding with Stock.  Unless specifically denied by the Committee, Participant may elect to pay all minimum required amounts of tax withholding, or any part thereof, by electing that the Company withhold from the settlement of Shares otherwise eligible to be issued pursuant to this Award Agreement, Shares having a value equal to the minimum amount required to be withheld under federal, state or local law or such lesser amount as may be elected by Participant. The value of Shares to be withheld by the Company shall be based on the Fair Market Value of the Stock on the date that the amount of tax to be withheld is to be determined (the “Tax Date”), as determined by the Committee. Any such elections by Participant to have Shares withheld for this purpose will be subject to the following restrictions:

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 (a)           All elections must be made prior to the Tax Date;

(b)           All elections shall be irrevocable; and

 (c)           If Participant is an officer or director of the Company within the meaning of Section 16 of the 1934 Act (“Section 16”), Participant must satisfy the requirements of such Section 16 and any applicable rules thereunder with respect to the use of Stock to satisfy such tax withholding obligation.

7.           Titles.  Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Award Agreement.

8.           Amendment.  Subject to Section 10, this Award Agreement may be amended only by a writing executed by the parties hereto which specifically states that it is amending this Award Agreement.

9.           Governing Law.  The laws of the State of Delaware will govern the interpretation, validity and performance of this Award Agreement regardless of the law that might be applied under principles of conflicts of laws.

10.           Section 409A Compliance.   It is the intent of the Company that all payments made under this Award Agreement will either be exempt from Section 409A and the Treasury regulations and guidance issued thereunder pursuant to the “short-term deferral” exemption or compliant with Section 409A.    Notwithstanding any provision of the Plan or this Award Agreement to the contrary, (i) this Award Agreement shall not be amended in any manner that would cause any amounts payable hereunder that are not subject to Section 409A to become subject thereto (unless they also are in compliance therewith), and the provisions of any purported amendment that may reasonably be expected to result in such non-compliance shall be of no force or effect with respect to this Award Agreement and (ii) the Company, to the extent it deems necessary or advisable in its sole discretion, reserves the right, but shall not be required, to unilaterally amend or modify this Award Agreement to reflect the intention that all payments pursuant hereto qualify for exemption from or complies with Section 409A in a manner that as closely as practicable achieves the original intent of this Award Agreement and with the least reduction, if any, in overall benefit to a Participant to comply with Section 409A on a timely basis, which may be made on a retroactive basis, in accordance with regulations and other guidance issued under Section 409A.  Neither the Company nor the Board makes any representation that this Award Agreement shall be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to this Award Agreement.

11.           Binding Effect.  Except as expressly stated herein to the contrary, this Award Agreement will be binding upon and inure to the benefit of the respective heirs, legal representatives, successors and assigns of the parties hereto.

12.           LTI Plan Transfer Restrictions.  This Award was made as part of an award under the Layne Christensen Company Long-Term Incentive Plan, the terms of which require that any Shares deliverable pursuant to this Award Agreement cannot be sold or transferred until Participant's separation from service with the Company or one of its affiliates.  Except with respect to any Shares withheld to satisfy tax withholding obligations in accordance with Section 6, all Shares issued pursuant to this Award shall be subject to this retention requirement.  To the extent that the Company elects to issue stock in certificated form, one or more certificates representing the Shares issued pursuant to this Award Agreement shall bear a legend substantially similar to the following, and stop transfer instructions may be given to the transfer agent for the Company's Stock that are consistent with such legend:

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THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN TRANSFER CONDITIONS UNDER THE LAYNE CHRISTENSEN COMPANY LONG-TERM INCENTIVE PLAN.  THESE SHARES CANNOT BE SOLD, DONATED, TRANSFERRED OR IN ANY OTHER MANNER DISPOSED OF BEFORE THE HOLDER'S SEPARATION FROM SERVICE WITH THE COMPANY EXCEPT IN ACCORDANCE WITH THE TERMS OF SUCH PLAN, COPIES OF WHICH ARE AVAILABLE FOR INSPECTION AT THE PRINCIPAL OFFICE OF LAYNE CHRISTENSEN COMPANY.

This Award Agreement has been executed and delivered by the parties hereto.

The Company:	Participant:

Layne Christensen Company

By:
Name:	Name:
Title:	Address of Participant:

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